Exhibit 23.1

Plante & Moran, PLLC Suite 600 8181 E. Tufts Avenue Denver, CO 80237 Tel: 303.740.9400 Fax: 303.740.9009 plantemoran.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2023, relating to the financial statements for the fiscal year ended December 31, 2022 of Vista Gold Corp. (the "Company"), which appears in the Company's Form 10-K, as filed with the United States Securities and Exchange Commission on March 14, 2024. We also consent to the reference to our firm under the heading "Experts" in the prospectus, which is part of the Registration Statement.

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC
Denver, CO
October 17, 2024